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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No ___)*
           ---------------------------------------------------------

                            Sterile Recoveries, Inc.
            --------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
            --------------------------------------------------------
                         (Title of Class of Securities)

                                  859151 10 2
            --------------------------------------------------------
                                 (CUSIP Number)


                                August 31, 1998
            --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is file:

            [   ]  Rule 13d-1(b)
            [ X ]  Rule 13d-1(c)
            [   ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 859151 10 2--13G


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(1) Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
    above persons
         Gary Heiman
         Standard Textile Co., Inc.
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(2) Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  ________________________
         (b)  ________________________
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(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization: U.S. for Mr. Heiman
                                          Alabama for Standard Textile Co., Inc.
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Number of Shares           (5) Sole Voting Power
Shares Bene-                        566,667
ficially Owned by          -----------------------------------
Each Reporting             (6) Shared Voting Power
Person With:                        -0-
                           -----------------------------------
                           (7) Sole Dispositive Power
                                    566,667
                           -----------------------------------
                           (8) Shared Dispositive Power
                                    -0-
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person: 566,667.

          Standard Textile Co., Inc. owns 566,667 shares of preferred stock which is convertible one for one into common stock and mandatorily convertible at $18.00 per share. Mr. Heiman is a controlling person with respect to Standard Textile Co., Inc.

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(10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions): [   ]
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(11) Percent of Class Represented by Amount in Row (11): 9.1%
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(12) Type of Reporting Person (See Instructions): IN for Mr. Heiman CO for
      Standard Textile Co., Inc.
--------------------------------------------------------------------------------



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CUSIP No. 859151 10 2--13G


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ITEM 1.
         (a) Name of Issuer:
                  Sterile Recoveries, Inc.

         (b) Address of Issuer's Principal Executive Offices
                  28100 U.S. Highway 19 North; Suite 201
                  Clearwater, Florida  33761
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ITEM 2.
         (a) Name of Persons Filing
                  Gary Heiman
                  Standard Textile Co., Inc.

         (b) Address of Principal Business Office or, if none, Residence One Knollcrest Drive
                  Cincinnati, Ohio  45237

         (c) Citizenship
                  U.S. for Mr. Heiman
                  Alabama for Standard Textile Co., Inc.

         (d) Title of Class of Securities
                  Common Stock, $.001 par value

         (e) CUSIP Number: 859151 10 2
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ITEM 3. IF THIS ITEM IS FILED PURSUANT TO SECTION 240.13d-1(b) OR 240.13d-2(b)
        OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.
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ITEM 4. OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 566,667 shares.

               Standard Textile Co., Inc. owns 566,667 shares of preferred stock which is convertible one for one into common stock and mandatorily convertible at $18.00 per share. Mr. Heiman is a controlling person with respect to Standard Textile Co., Inc.

         (b) Percent of class: 9.1%




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CUSIP NO. 859151 10 2--13G


         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote 566,667 shares

             (ii)  Shared power to vote or to direct the vote -0-

             (iii) Sole power to dispose or to direct the disposition of
                   566,667 shares

             (iv)  Shared power to dispose or to direct the disposition of -0-

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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
        Not applicable.
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ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
        None.
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
        None.
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ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBER OF GROUP.
        None.
--------------------------------------------------------------------------------
ITEM 9. NOTICE OF DISSOLUTION OF GROUP.
        None.
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ITEM 10.  CERTIFICATION.

         (a) Not applicable.

         (b) By signing below we certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   September 8, 1998
                                   -------------------------------------
                                   Date

                                   /s/ Gary Heiman
                                   -------------------------------------
                                   Signature

                                   Gary Heiman
                                   -------------------------------------
                                   Name

                                   September 15, 1998
                                   -------------------------------------
                                   Date

                                   STANDARD TEXTILE CO., INC.

                                   By: /s/ Edward M. Frankel, Vice President
                                   -----------------------------------------
                                   Signature

                                   Standard Textile Co., Inc.
                                   -------------------------------------
                                   Name



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